Press Release

Micromet and Sanofi-aventis Sign Global Collaboration and License
Agreement for New Solid Tumor BiTE Antibody

BETHESDA, MD — October 29, 2009 — Micromet, Inc. (Nasdaq: MITI), a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, and sanofi-aventis (EURONEXT: SAN and NYSE: SNY) announced today, a global collaboration and license agreement to develop a BiTE® antibody against an antigen present at the surface of carcinoma cells.  BiTE antibodies are novel therapeutic antibodies that activate a patient's T cells to seek out and destroy cancer cells.

Under this agreement, Micromet will be mainly responsible for the discovery, research and development of the BiTE antibody through the completion of phase 1 clinical trials under the supervision of a Joint Steering Committee. Sanofi-aventis will then have the full responsibility for the further development, as well as for the worldwide commercialization of the BiTE antibody.

“Micromet’s BiTE antibodies represent a promising new approach to treating cancer,” declared Marc Cluzel, Executive Vice-President R&D, sanofi-aventis. “We believe BiTE antibodies have the potential to significantly expand the treatment options that we can offer to cancer patients in the future.”

“We are very pleased to start a new BiTE antibody program with sanofi-aventis,” said Christian Itin, Micromet’s Chief Executive Officer. “As we continue to make progress in the clinical development of our BiTE antibodies for hematological cancers and solid tumors, this collaboration with sanofi-aventis further validates the BiTE antibody technology and creates the opportunity to expand the pipeline of BiTE antibodies for the treatment of solid tumors.”

Under the terms of the agreement, sanofi-aventis agreed to pay Micromet an upfront cash payment of 8 million euros (approx. US$ 12 million) following signing of the agreement.  Micromet is eligible for development and regulatory milestone payments of up to 162 million euros (approx. US$ 241 million), plus performance-based sales milestones of up to 150 million euros (approx. US$ 224 million) and royalties on worldwide product sales.

About BiTE Antibodies

BiTE® antibodies are designed to direct the body's cytotoxic, or cell-destroying, T cells against tumor cells, and represent a new therapeutic approach to cancer therapy. Typically, antibodies cannot engage T cells because T cells lack the appropriate receptors for binding antibodies. BiTE antibodies have been shown to bind T cells to tumor cells, ultimately inducing a self-destruction process in the tumor cells referred to as apoptosis, or programmed cell death. In the presence of BiTE antibodies, T cells have been demonstrated to serially eliminate tumor cells, which explains the activity of BiTE antibodies at very low concentrations. Through the killing process, T cells start to proliferate, which leads to an increased number of T cells at the site of attack.

About Micromet, Inc.

Micromet, Inc. is a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Its product development pipeline includes novel antibodies generated with its proprietary BiTE® antibody platform, as well as conventional monoclonal antibodies. Two of Micromet’s BiTE antibodies and three of its conventional antibodies are currently in clinical trials.  Micromet's preclinical product pipeline includes several novel BiTE antibodies generated with its proprietary BiTE antibody platform technology. Micromet’s collaboration partners include sanofi-aventis, Bayer Schering Pharma, Merck Serono, MedImmune and Nycomed.

About Sanofi-aventis

Sanofi-aventis, a leading global pharmaceutical company, discovers, develops and distributes therapeutic solutions to improve the lives of everyone. Sanofi-aventis is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY).

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the operation of the global collaboration with sanofi-aventis, the efficacy, safety and intended utilization of our product candidates, including the BiTE antibody that is the subject of the agreement with sanofi-aventis, the mode of action of BiTE antibodies, the conduct, timing and results of future clinical trials, expectations of the future expansion of our product pipeline and collaborations, and the future payment of milestone and royalty payments by sanofi-aventis. You are urged to consider statements that include the words "ongoing," "may," "will," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborators, including sanofi-aventis, MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. These factors and others are more fully discussed in Micromet's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 6, 2009, as well as other filings by the company with the SEC.

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Contact Information

US Media:	European Media:
Andrea tenBroek/Chris Stamm	Ludger Wess
(781)-684-0770	+49 (40) 8816 5964
micromet@schwartz-pr.com	ludger@akampion.com

US Investors:	European Investors:
Susan Noonan	Ines-Regina Buth
(212) 966-3650	+49 (30) 2363 2768
susan@sanoonan.com	ines@akampion.com